Exhibit 99.1

Pope Resources Announces 40% Increase in Quarterly Distribution

POULSBO, Wash.--(BUSINESS WIRE)--July 13, 2011--Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.35 per unit, effective for unitholders of record on July 29, 2011 and payable on August 15, 2011. This represents a $0.10, or 40%, increase from the prior quarterly distribution of $0.25 per unit. “We are pleased to announce this increase in our distribution payout, which recognizes both log price improvement and the return of more normal harvest levels after deferring considerable volume from 2008 to 2010,” said David L. Nunes, President and CEO.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT:
Pope Resources
Tom Ringo, 360-697-6626
VP & CFO
Fax: 360-697-1156